UBS MONEY SERIES

November 11, 2016

State Street Bank and Trust Company

Channel Center

1 Iron Street

Boston, Massachusetts 02210

Attention: James M. Newland, Vice President

Re:  UBS MONEY SERIES (the “Fund’’)

Ladies and Gentlemen:

Please be advised that the undersigned Fund has established one new series of shares to be known as LIMITED PURPOSE CASH INVESTMENT FUND (the “Portfolio”).

In accordance with Section 17, the Additional Funds provision, of the Custodian Contract dated as of February 1, 2000, as amended, modified, or supplemented from time to time (the “Agreement”), by and between the Fund and State Street Bank and Trust Company (“State Street”), the undersigned Fund hereby requests that State Street act as Custodian for the new Portfolio under the terms of the Agreement.

Please indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to the Fund and retaining one for your records.

Sincerely, UBS MONEY SERIES on behalf of: LIMITED PURPOSE CASH INVESTMENT FUND

By:	/s/ Joanne M. Kilkeary
Name:	Joanne M. Kilkeary
Title:	Vice President and Assistant Treasurer, Duly Authorized

By:	/s/ Keith A. Weller
Name:	Keith A. Weller
Title:	Vice President and Assistant Secretary, Duly Authorized

Agreed and Accepted:

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Andrew Erickson
Name:	Andrew Erickson
Title:	Executive Vice President, Duly Authorized

Effective Date: November 11, 2016

1